UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. _)

Filed by the Registrant   |X|
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
| |    Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|    Definitive Proxy Statement
| |    Definitive Additional Materials
| |    Soliciting Material Pursuant to Sec. 240.14a-12

                                  NeoStem, Inc.
               --------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

               --------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.

| |    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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| |    Fee paid previously with preliminary materials.

| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                                  NEOSTEM, INC.
                         420 LEXINGTON AVENUE, SUITE 450
                            NEW YORK, NEW YORK 10170
                  NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
                                  June 14, 2007

To the Stockholders of NeoStem, Inc.

         The Annual Meeting of Stockholders of NeoStem, Inc. (the "Company") will be held at the Company's offices at 420 Lexington Avenue, Suite 450, New York, New York 10170, on June 14, 2007, at 4:00 p.m. (Eastern Daylight time) for the purpose of considering and acting upon the following matters:

1.   Election of five directors;

2. Consideration of and vote to approve, solely in the event it is deemed by the Board of Directors necessary to be accepted onto a securities exchange, an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company's Common Stock at a ratio within the range of 3:1 to 10:1;

3. Ratification of the appointment of Holtz Rubenstein Reminick LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2007; and

4.   Any other matters properly brought before the stockholders at the meeting.

         The Board of Directors has fixed the close of business on April 16, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment or adjournments thereof.

         Your proxy vote is important. Whether or not you expect to attend the meeting in person, you are urged to mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope.

         Your attention is directed to the Proxy Statement which is set forth on the following pages.

                                       By Order of the Board of Directors,



                                       Catherine M. Vaczy
May 14, 2007                           Secretary

                                  NEOSTEM, INC.
                         420 Lexington Avenue, Suite 450
                            New York, New York 10170

                                 PROXY STATEMENT
                                 ---------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  June 14, 2007

                              SOLICITATION OF PROXY

         The enclosed proxy is being mailed and solicited on or about the 14th day of May 2007, by and on behalf of the Board of Directors of NeoStem, Inc. (the "Company"), for use in connection with the Annual Meeting of Stockholders to be held at 4:00 p.m. (Eastern Daylight time) on June 14, 2007 at the principal executive offices of the Company located at 420 Lexington Avenue, Suite 450, New York, New York 10170 and at any adjournments thereof. The matters to be considered and acted upon at such meeting are referred to in the preceding Notice and are more fully discussed below. All shares represented by proxies which are returned properly signed will be voted as specified on the proxy card. If choices are not specified on the proxy card, the shares will be voted IN FAVOR OF the Board's nominees for director named herein, adoption of the amendment to the Amended and Restated Certificate of Incorporation to effect the reverse stock split at a ratio within the range of 3:1 to 10:1 in the event it is deemed by the Board of Directors necessary to be accepted onto a securities exchange, and the ratification of the appointment of the Company's auditors to audit the Company's financial statements for the 2007 fiscal year. The By-Laws of the Company require that the holders of a majority of the total number of shares entitled to vote at the meeting be represented in person or by proxy in order for the business of the meeting to be transacted with respect to such matters.

         This solicitation is being made by the Company. The cost of this solicitation will be paid by the Company. In addition to soliciting proxies by mail, the Company may make requests for proxies by telephone or messenger, or by personal solicitation by officers, directors or employees of the Company at nominal cost to the Company or by any one or more of the foregoing means. The Company will reimburse brokers, dealers, banks and others authorized by the Company for their reasonable expenses in forwarding proxy solicitation material to the beneficial owner of shares.

                               REVOCATION OF PROXY

         A proxy may be revoked by a stockholder by giving written notice of revocation to the Secretary of the Company, by filing a later dated proxy with the Secretary at any time prior to its exercise, or by voting in person at the meeting. The presence at the meeting of a stockholder who has given a proxy does not revoke the proxy unless the stockholder files a notice of revocation or votes by written ballot.

                                STOCK OUTSTANDING

         On April 16, 2007, there were outstanding and entitled to vote at the Annual Meeting 26,501,077 shares of common stock, par value, $.001 per share (the "Common Stock"). Holders of record of Common Stock at the close of business on April 16, 2007, will be entitled to one vote for each share held on all matters properly coming before the meeting. Holders of shares of the Company's Series B Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"), are not entitled to vote on any of the matters described in this Proxy Statement.

         There is no right to cumulate votes in the election of directors. Holders of the Common Stock will not have any dissenters' rights of appraisal in connection with any of the matters to be voted on at the Meeting.

         The presence in person or by proxy of the holders of shares of Common Stock entitled to cast a majority of the votes of all shares entitled to vote will constitute a quorum for purposes of conducting business at the Meeting. Assuming that a quorum is present, directors will be elected by a plurality vote. The ratification of Proposal 2 will require the affirmative vote of a majority of the shares outstanding. The ratification of Proposal 3 will require the affirmative vote of a majority of the votes cast. Pursuant to Delaware corporate law, abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present and do not have an effect on the election of directors. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a "no" vote. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of Proposal 3. Since Proposal 2 requires approval by an absolute majority of shares outstanding, broker non-votes will be counted as a "no" vote.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         The size of the Board of Directors has been fixed at five members. Five individuals have been nominated by the Board for election as directors at the forthcoming Annual Meeting, to hold office until the next annual meeting and until their successors are elected and have qualified. Shares represented by proxies which are returned properly signed will be voted for the nominees unless the stockholder indicates on the proxy that authority to vote the shares is withheld for one or more or for all of the nominees listed. Should a nominee become unable to serve as a director (which is not anticipated), the proxy will be voted for the election of a substitute nominee who shall be designated by the Board.

         Information with respect to each nominee and executive officer of the Company, including the principal occupation of each for the past five years, positions and offices held with the Company, membership on other boards of directors and age is set forth below. There are no family relationships among any of the Company's directors and officers. For information with respect to beneficial ownership of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management."

Name                          Age     Position                                  Position held since
----                          ---     --------                                  -------------------

Robin L. Smith, M.D.          42      Chief Executive Officer and Chairman      2006
                                       of the Board
Mark Weinreb                  54      President and Director                    2003
Joseph Zuckerman, M.D.        55      Director                                  2004
Richard Berman                64      Director                                  2006
Steven S. Myers               60      Director                                  2006
Catherine M. Vaczy            45      Vice President and General Counsel        2005
Larry A. May                  57      Chief Financial Officer                   2006


Nominees for Election as Directors

Robin L. Smith, M.D.
Chief Executive Officer and Chairman of the Board

Dr. Robin L. Smith joined the Company as Chairman of its Advisory Board in September 2005 and, effective June 2, 2006, is the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master's degree in business administration from the Wharton School in 1997, brings to the Company extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President and Chief Executive Officer of IP2M. During her term, the company was selected as being one of the 10 fastest growing technology companies in Houston. IP2M was sold to a publicly traded company in February of 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith has acted as a senior advisor and investor to both publicly traded and privately held companies including but not limited to China Biopharmaceutical Holdings, Phase III Medical (our Company's predecessor), the Madelin Fund, HC Innovations Inc, Navstar Media Holdings, Strike Force and Health Quest, where she has played a significant role in restructuring and or growing the companies. Additionally, she assists multiple investment banks including Capital Growth Financial, Duncan Capital and Wellfleet Partners where she evaluated companies in healthcare, media and emerging technologies. Dr. Smith also serves on the Board of Directors of two privately held companies, Talon Air and Biomega, as well as on the Board of Trustees of the NYU School of Medicine Foundation (becoming the NYU Medical Center Board) and Co-Chairman of the Board of Directors for the New York University Hospital for Joint Diseases where she heads up new development efforts and board member recruitment. She was also recently appointed to the Chemotherapy Foundation Board of Trustees, The New York Theatre Ballet and Choose Living.

Mark Weinreb
President and Director

Mr. Weinreb joined the Company on February 6, 2003 as a Director, Chief Executive Officer and President and effective June 2, 2006, continues as a Director and President. In 1976, Mr. Weinreb joined Bio Health Laboratories, Inc., a state-of-the-art medical diagnostic laboratory providing clinical testing services for physicians, hospitals, and other medical laboratories. He progressed to become the laboratory administrator in 1978 and then an owner and the laboratory's Chief Operating Officer in 1982. Here he oversaw all technical and business facets, including finance, laboratory science technology and all the additional support departments. He left Bio Health Labs in 1989 when he sold the business to a biotechnology company listed on the New York Stock Exchange. In 1992, Mr. Weinreb founded Big City Bagels, Inc., a national chain of franchised upscale bagel bakeries and became Chairman and Chief Executive Officer of such entity. The company went public in 1995 and in 1999 he redirected the company and completed a merger with an Internet service provider. In 2000, Mr. Weinreb became the Chief Executive Officer of Jestertek, Inc., a 12-year old software development company pioneering gesture recognition and control using advanced inter-active proprietary video technology. In 2002, he left Jestertek after arranging additional financing. Mr. Weinreb received a Bachelor of Arts degree in 1975 from Northwestern University and a Master of Science degree in 1982 in Medical Biology, from C.W. Post, Long Island University.


Joseph Zuckerman, M.D.
Director

Joseph D. Zuckerman joined the Board of Directors of the Company in January 2004 and serves on the Compensation Committee and the Audit Committee. Since 1997, Dr. Zuckerman has been Chairman of the NYU-Hospital for Joint Diseases Department of Orthopaedic Surgery and the Walter A. L. Thompson Professor of Orthopaedic Surgery at the New York University School of Medicine. He is responsible for one of the largest departments of orthopaedic surgery in the country, providing orthopaedic care at five different hospitals including Tisch Hospital, the Hospital for Joint Diseases, Bellevue Hospital Center, the Manhattan Veteran's Administration Medical Center and Jamaica Hospital. He is also the Director of the Orthopaedic Surgery Residency Program, which trains more than 60 residents in a five year program.

Dr. Zuckerman was recently elected Second Vice President of the Board of Directors of the American Academy of Orthopaedic Surgeons. He has also held other leadership positions in national organizations and was President of the American Shoulder and Elbow Surgeons and Chair of the Council on Education for the American Academy of Orthopaedic Surgeons. He recently developed and successfully implemented a sponsorship program between the hospital and the New York Mets. His clinical practice is focused on shoulder surgery and hip and knee replacement and he is the author or editor of ten textbooks, 60 chapters and more than 200 articles in the orthopaedic and scientific literature.


Richard Berman
Director

Richard Berman joined the Board of Directors of the Company in November 2006 and serves as Chairman of the Compensation Committee and Chairman of the Audit Committee. Mr. Berman's career spans over 35 years of venture capital, management and merger & acquisitions experience. In the last five years, he has served as a professional director and/or officer of about a dozen public and private companies. He is currently CEO of Nexmed, a small public biotech company, Chairman of National Investment Managers, a public company in pension administration and investment management, Chairman of Candidate Resources, a private company delivering HR services over the Web., and Chairman of Fortress Technology Systems (homeland security). In addition, he serves as a director of seven public companies: Dyadic International, Inc., Broadcaster, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc., National Investment Managers, and Advaxis, Inc.


Steven S. Myers
Director

Steven S. Myers joined the Board of Directors of the Company in November 2006 and serves on the Compensation Committee and Audit Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (Nasdaq:WINS), the world's leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients and has achieved an 85% win rate on awarded contracts. The company has also supported more than 140 programs with a better than 93% client-satisfaction rating. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

EXECUTIVE OFFICERS

Catherine M. Vaczy
Vice President and General Counsel

Ms. Vaczy joined the Company in April 2005 as Executive Vice President and General Counsel. Ms. Vaczy is responsible for overseeing the Company's legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a publicly traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel, While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux(R), the company's targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John's University School of Law in 1988.


Larry A. May
Chief Financial Officer

Mr. May, the former Treasurer of Amgen (one of the world's largest biotechnology companies), initially joined the Company to assist with licensing activities in September 2003. He became an officer of the Company upon the Company's acquisition of the business of NS California, Inc. (previously known as NeoStem, Inc. (California), "NS California") in January 2006. For the last 20 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen's accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

OTHER KEY EMPLOYEES

Arlene R. Graime
Director, Government Affairs and Special Projects

Ms. Graime joined the company in March, 2007 as Director, Government Affairs and Special Projects. In her new position, Ms. Graime will spearhead initiatives aimed at working with key federal and state agencies, and crucial Congressional committees in order to raise awareness for the benefits of adult stem cell therapy as a treatment option. She will be working with these groups, as well as, other corporations, agencies and organizations to provide resources for First Responders (fire, police, and military) who are at high risk for exposure to radiation, burns and other trauma.

Ms. Graime has had an accomplished and multifaceted career in corporate marketing, development, special event planning and government relations. Ms. Graime's career began working on Capital Hill at the House of Representatives for Congressmen Jim Florio and Jack Kemp as a Legislative Assistant. Ms. Graime then worked for Group W Cable, Inc. in Southern California as an Area Manager working to secure cable franchises. From 1985-2000, Ms. Graime worked for the United States Olympic Committee where she served as the Eastern Regional Manager for the Development Division and later became the National Director of Events. She also worked on diplomatic efforts to promote goodwill and sportsmanship through public relations with United States and International Olympic athletes. She also worked with key staff members of three White House administrations.

From 2000-2006, Ms. Graime worked as the Senior Director of Marketing at Coach, Inc., where she directed an executive sales team that introduced new marketing strategies, processes and procedures that successfully achieved financial objectives.

Ms. Graime has a Bachelor of Science degree in Marketing and Management from the University of Maryland, College Park.


Julio V. Guerra, MD, ABP
Director of Sales and Marketing

In October of 2006, Dr. Guerra was appointed Director of Sales and Marketing for the Company. As a pioneer in umbilical cord and placental stem cell science since the mid 1990s, Dr. Guerra brings extensive experience in healthcare marketing. He is responsible for developing the Company's alliances with hospitals, physicians and health and wellness clinics nationwide for the establishment of adult stem cell collection centers.

Previously Dr. Guerra was Senior Vice President of Marketing and New Program Development at Anthrogenesis Corporation until 2002, when the company, a private business focused on cord blood banking and placental stem cell therapeutics, was acquired by Celgene Corporation (Nasdaq:CELG). As an experienced healthcare marketing consultant for many Fortune 500 companies such as Gerber, Ross Products and Mead Johnson, he brought his expertise in "online" and "offline" marketing to Anthrogenesis and developed a robust and successful advertising and public relations campaign in addition to a state-of-the-art interactive website. Immediately following the acquisition by Celgene, Dr. Guerra co-founded Bancovida, a company that developed umbilical cord and placental stem cell donor programs in Puerto Rico.

Dr. Guerra is trained in both Internal Medicine and Pediatrics. Immediately after graduation from residency, he served as Director of Ambulatory Pediatrics and was asked to be on the board of Atlantic Health Care MSO Project. He is the medical director of College Plaza Pediatrics and is a diplomate of the American Board of Pediatrics. He is an associate member of the American Society of Blood and Marrow Transplant. He has lectured to many medical professional groups both in the United States and internationally regarding the science of umbilical cord and placental stem cell technologies.

Denis Rodgerson, Ph.D.
Director of Stem Cell Science

Dr. Rodgerson joined the Company upon the closing of the Company's acquisition of the business of NS California in January 2006. Dr. Rodgerson, one of the original founders of NS California, has over 36 years experience managing large tertiary care and reference clinical laboratories with many patents and articles to his credit. Prior to joining NS California he co-founded StemCyte, and oversaw the company to the world's second largest umbilical cord stem cell bank with multinational collection centers. His distinguished career has included being the Vice-Chairman and Professor of the Department of Pathology and Laboratory Medicine at the University of California Los Angeles ("UCLA") and Director of Pediatric Laboratories and Analytical Toxicology Service at the University of Colorado. At UCLA, where he was the Head of Clinical Chemistry and Toxicology and Clinical Laboratory Computing, he was in charge of a laboratory and administrative staff of more than 300 with an annual operating budget of $12 million and revenues of $60 million.

Prior to UCLA, he held the positions of Director of Pediatric Laboratories and Analytical Toxicology Service at the University of Colorado for 12 years. He is a Fellow of the Association of Clinical Scientists and Institute of Medical Laboratory Science. As a long-standing member of the American Association for Clinical Chemistry, he served on its Board of Directors and was the Chairman of the 1969 National Meeting and many other committees. The numerous committees that he has served on at UCLA and the University of California system-wide, include serving as the Director of the Office of Industry Relations, Chairman of the System-wide Library Committee, member of the System-wide Committee on Information Transfer and Technology Policy and the President's Task-Force on the California Digital Library. Dr. Rodgerson has published more than 150 articles in the medical and scientific literature. He has held consulting positions for many institutions and corporations, including NASA, National Bureau of Standards, Hewlett Packard, Beckman Instruments, Hybridtech, Boehringer-Mannheim Corporation, 3M Company, Warren-Teed Pharmaceuticals, Micromedic Systems, Ortho Diagnostics, National Health Laboratories, Consolidated Biomedical Laboratories, Bio-Dynamics, Inc., Fisher Scientific, E. I. DuPont de Nemours, Ciba Pharmaceuticals, DNA Technology, and Diagnostic Products Corporation. Dr. Rodgerson received his M.S. and Ph.D. from the University of Colorado.

George Smith, M.D.
Medical Director of Laboratory Operations, California

Dr. George Smith was appointed the Company's Medical Director of Laboratory Operations, California in January 2006. His responsibilities are to oversee all operations at the Company's California laboratory, including the processing and storage of autologous adult stem cells procedures, licensing requirements and collection protocols.

After graduation from University of California Los Angeles (UCLA) Medical School with five years of specialty training in Pathology in 1965, Dr. Smith spent two years in the Public Health Service assigned to the Atomic Bomb Commission in Hiroshima, Japan. During this assignment, he examined surgical tissue from hospitals all over western Japan and from people who were exposed to radiation from the bombing. He rejoined the UCLA Pathology faculty in 1967 until retirement, in July of 1999. For six years he was Assistant Head of the Blood Bank and Associate Head of Hematopathology where he established a unique bone marrow service in the UCLA Medical Center, and continued to assist in these functions for over 30 years. During these early years, Dr. Smith was a participant in one of the research laboratories, which along with a dozen plus international laboratories, developed and defined the HLA antigen system for tissue transplantation. Dr. Smith was appointed the Director of the UCLA Clinical Laboratories in 1975, which included supervision of 32 patient care laboratories around the Medical Center. During this period he was also the Director of the Blood Bank, Director of the Medical Technologist Training Program and Chief of Clinical Pathology. These responsibilities continued over the next 14 years. Under his tutelage, the Blood Bank was greatly expanded by adding a Blood Donor Center, an apheresis center and new facilities that are all in use today. He initiated a designated donor program, a very active autologous donor program and designed a transfusion safety program. Dr. Smith was directly involved in planning and providing all laboratory and blood services, including bone marrow examinations for the start of the bone marrow and liver transplant programs at UCLA.

SCIENTIFIC ADVISORY BOARD

Wayne Marasco, M.D., Ph.D.
Chairman, Scientific Advisory Board

Dr. Marasco is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. A former founding Director and long time Senior Scientific Advisor to the Company, in November 2006 he relinquished his position as Director to focus his efforts on heading and expanding the Company's new Scientific Advisory Board effective as of January 29, 2007. In addition, Dr. Marasco will assist in the Company's initiatives of establishing partnerships with leading academic institutions focused on stem cell therapies and translational research and will help source intellectual property that will keep the Company in the forefront of the adult stem cell field.

Dr. Marasco will continue to advise the Company on identifying and engaging leading physicians and scientists who are increasingly revolutionizing adult stem cell treatments in the fields of cardiology, radiation exposure, diabetes, blood cancer and other cancers, wound and burn healing, skeletal repair, and autoimmune disorders such as lupus, multiple sclerosis and rheumatoid arthritis.

Dr. Marasco is a licensed physician-scientist with training in Internal Medicine and specialty training in infectious diseases. His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients.

Dr. Marasco's research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic- therapies for HIV-1 infection / AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco's laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or "intrabodies" as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering (the "Center"). The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.


Douglas W. Losordo, MD

For many years a Professor of Medicine at Tufts University School of Medicine and Chief of Cardiovascular Research at St. Elizabeth's Medical Center in Boston, Dr. Losordo was recently appointed Professor of Medicine at Northwestern University and Director of the Feinberg Cardiovascular Research Institute and Program in Cardiovascular Regenerative Medicine. A Fellow or Member of many national professional organizations, he currently serves on committees of the American College of Cardiology, the American Diabetes Association and the American Society of Gene Therapy where he chairs the Cardiovascular Gene Therapy Committee. Dr. Losordo serves as Principal Investigator in many grant research projects and has published widely, contributing to more than 300 professional articles, abstracts and book chapters in recent years. He also serves on the Editorial Boards of numerous medical specialty journals including Stem Cells, Vascular Medicine and Circulation Research.


Stephen D. Nimer, MD

Dr. Nimer is Professor of Medicine and Professor of Pharmacology at Weill Medical College of Cornell University. He also serves as Chief of Hematology Service and Head of the Division of Hematologic Oncology at Memorial Sloan-Kettering Cancer Center in New York City. Dr. Nimer is a member of many national professional organizations, including the American Society of Hematology, the American Society of Clinical Oncology, and the International Society for Stem Cell Research. He serves as a Reviewer for major medical journals, including the New England Journal of Medicine and the Journal of the American Medical Association (JAMA) among many others. He serves on numerous national and international Grant Review Committees and is a prominent invited speaker at conferences on his areas of expertise. He has authored or co-authored nearly 200 peer-reviewed papers, reviews, editorials and textbook chapters, primarily focused on issues concerning hematology and oncology.


ADVISORY BOARD

Ronald Rothenberg, MD, FACEP

Dr. Rothenberg is a Fellow of the American College of Emergency Physicians (FACEP) and is the founder of the California HealthSpan Institute in Encinitas, California. He was the 10th M.D. in the world to become fully board certified by the American Board of Anti-Aging Medicine. A graduate of Columbia University, College of Physicians and Surgeons, and a specialist in Emergency Medicine at Los Angeles County-USC Medical Center, he has served as Clinical Professor of Preventive and Family Medicine at the UCSD School of Medicine Clinical Facility. He is currently Attending Physician at Scripps Memorial Hospital in Encinitas.

Douglas Wynyard

Mr. Douglas Wynyard is a Senior Vice President for Nordblom Company, a full-service commercial real estate firm headquartered in the Boston area. Mr. Wynyard has worked in the field of commercial real estate for more than thirty years and has been associated with Nordblom Company since 1986. He is experienced in real estate development, asset management, leasing, investment sales, and marketing. He also represents numerous corporations with the planning, acquisition and disposition of their facilities. Having received a Bachelor's degree in Zoology from Bristol University, Mr. Wynyard is passionate about the biological sciences and is an investor in a number of medtech companies.


Richard Gatti, MD

Dr. Richard Gatti, a professor at the University of California, Los Angeles
(UCLA) and renowned Pathologist at the UCLA Medical Center, was one of the early pioneers of bone marrow transplantation, among the earliest known forms of adult stem cell therapeutics, for immunodeficiency in the late sixties. Dr. Gatti is also a leading authority in the field of gene therapeutics and has authored or co-authored hundreds of papers related to the molecular identification and treatment of genetic disorders. He has worked for many years to help find a cure for Ataxia-Telangiectasia, a progressive neurological disorder of childhood, associated with increased cancer risk, immunodeficiency, radiosensitivity, and cell cycle defects.


Dr. Neil C. Livingstone

Dr. Livingstone is currently the Chairman and Chief Executive Officer of ExecutiveAction LLC. He was the founder and, until January, 2007, Chief Executive Officer of GlobalOptions Inc., which went public in 2005. He is also Lead Director of Erickson Air-Crane, a $200 million helicopter company. Dr. Livingstone has noted expertise on national security, and is the author of nine books on terrorism. He has served on advisory panels to The Secretary of State, The Chief of Naval Operations, and The Pentagon. He has testified before Congress and delivered more than 500 major addresses in the U.S. and abroad, including recent speeches at The House of Commons and The United Nations. Dr. Livingstone serves on numerous advisory boards, including Supercom Inc., Digital Ally, the Africa Society, and No Greater Love. He was a Founding Member and Incorporator of the Solidarity Endowment, formed in the West to promote the goals of Polish Solidarity. He was the Founder and Chairman of the Institute on Terrorism and Sub-national Conflict and served as President of Watergate South for more than seven years.

                              CORPORATE GOVERNANCE

   Director Independence

Our current Board members consist of Dr. Smith, Dr. Zuckerman, Mr. Berman, Mr. Myers and Mr. Weinreb. The Board has determined that Messrs. Myers and Berman and Dr. Zuckerman are independent applying the definition of independence under the listing standards of the American Stock Exchange. Dr. Smith and Mr. Weinreb are not independent. Dr. Wayne Marasco, who previously served as a director of the Company during 2006, was not independent under such standards.

   Term of Directors

Directors hold office until the next annual meeting and until their successors are elected and have qualified.

   Committees

In November 2006, our Board established separate Audit and Compensation Committees. Mr. Berman was appointed as chairman of each of the Audit and Compensation Committees with Mr. Myers and Dr. Zuckerman serving as additional members. The functions which would be performed by a Nominating Committee are performed by the Board as a whole, and there is no separate Nominating Committee charter.

   Audit Committee

Our Audit Committee consists of three directors, Mr. Berman (chairman), Mr. Myers and Dr. Zuckerman. Each such member of the committee is independent applying the definition of independence under the listing standards of the American Stock Exchange. The Audit Committee was formed on November 10, 2006 and did not meet during the year ended December 31, 2006. The Board has determined that Mr. Berman qualifies as an "audit committee financial expert" as defined by
Item 407(d)(5)(ii) of Regulation S-B, and Mr. Berman is independent applying the definition of independence under the listing standards of the American Stock Exchange. For information on Mr. Berman's experience, please see "Nominees for Director - Richard Berman."

Pursuant to the terms of the Audit Committee charter, our Audit Committee is required to consist of at least three "independent" directors of the Company and shall serve at the pleasure of the Board. An "independent" director is defined as an individual who (a) is not an officer or salaried employee or an affiliate of the Company, (b) does not have any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment as an Audit Committee member, (c) meets the independence requirements of the SEC and the American Stock Exchange or such other securities exchange or market on which the Company's securities are traded and (d) except as permitted by the SEC and the American Stock Exchange or such other securities exchange or market on which the Company's securities are traded, does not accept any consulting, advisory or other compensatory fee from the Company.

Our Audit Committee has a charter that requires the committee to oversee our accounting and financial reporting process, the Company's system of internal controls regarding finance, accounting, legal compliance and ethics, and the audits of the Company's financial statements. The primary duties of the Audit Committee consist of, among other things:

     o Serve as an independent and objective party to monitor the Company's financial reporting process, internal control system and disclosure control system.

     o Review and appraise the audit efforts of the Company's independent accountants.

     o Assume direct responsibility for the appointment, compensation, retention and oversight of the work of the outside auditors and for the resolution of disputes between the outside auditors and the Company's management regarding financial reporting issues.

     o Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.



Statement of Audit Committee

      The Audit Committee of the Board offers this statement regarding the Company's audited financial statements contained in its annual report on Form 10-K for the year ended December 31, 2006 and regarding certain matters with respect to Holtz Rubenstein Reminick LLP, the Company's independent auditors. This statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing with the Securities and Exchange Commission by the Company, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the Securities and Exchange Commission.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with management. We have discussed with the Company's independent auditors the matters required to be discussed by the statement on Auditing Standards 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600 T, and have discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

Richard Berman, Chairman
Steven S. Myers
Joseph Zuckerman

   Compensation Committee

Our Compensation Committee consists of three directors, Mr. Berman (chairman), Mr. Myers and Dr. Zuckerman. Each such member of the Compensation Committee is independent applying the definition of independence under the listing standards of the American Stock Exchange. The Compensation Committee was formed on November 10, 2006 and met once during the year ended December 31, 2006.

Each member of our Compensation Committee must (i) be an independent director of the Company satisfying the independence requirements of the American Stock Exchange and other applicable regulatory requirements; (ii) qualify as an "outside director" under Section 162(m) of the Internal Revenue Code, as amended; and (iii) meet the requirements of a "non-employee director" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and specifically reviews and approves salaries, bonuses and equity-based compensation for our executive officers.

We have adopted a Compensation Committee charter which outlines the Compensation Committee's primary duties which are to:

     o evaluate the performance of the Chief Executive Officer in light of the Company's goals and objectives and determine the Chief Executive Officer's compensation based on this evaluation and such other factors as the Committee shall deem appropriate;

     o approve all salary, bonus, and long-term incentive awards for executive officers;

     o approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

     o review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

     o review and approve changes to the Company's equity-based compensation plans other than those changes that require shareholder approval under the plans, the requirements of The American Stock Exchange or any exchange on which the Company's securities may be listed and/or any applicable law;

     o review and recommend to the full Board changes to the Company's equity-based compensation plans that require shareholder approval under the plans, the requirements of The American Stock Exchange or any exchange on which the Company's securities may be listed and/or any applicable law;

     o review and approve changes in the Company's retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

     o administer the Company's equity-based compensation plans; and

     o approve, as required by applicable law, the annual Committee report on executive compensation (if required) for inclusion in the Company's proxy statement.

The Compensation Committee may form and delegate its authority to subcommittees as appropriate. Additionally, the Chief Executive Officer may make recommendations to the Compensation Committee relating to executive and director compensation.


Director Nomination Process


Nominating Functions Performed by Board as a Whole

The Board of Directors (the "Board") does not currently have a standing nominating committee. The functions which would be performed by a nominating committee are performed by the Board as a whole, and there is no separate nominating committee charter. Our Board consists of Dr. Smith, Dr. Zuckerman, Mr. Berman, Mr. Myers and Mr. Weinreb. The Board has determined that Messrs. Myers and Berman and Dr. Zuckerman are independent applying the definition of independence under the listing standards of the American Stock Exchange. Dr. Smith and Mr. Weinreb are not independent. Nominees for the 2007 Annual Meeting were recommended for the Board's selection by at least a majority of our directors meeting the criteria for independence under the standards of the American Stock Exchange. The Company believes it is appropriate not to have a standing nominating committee because the size of our board makes it unnecessary to have a separately designated committee and we feel that obtaining an input from all the independent directors in connection with the nominations enhances the nomination process.

Criteria for Board Membership

The Board determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stockholders. In evaluating a candidate for nomination as a director of the Company, the Board will consider criteria including business and financial expertise; knowledge of our industry or other background relevant to our needs; "independence;" geography; experience as a director of a public company; and general criteria such as ethical standards, independent thought, practical wisdom, mature judgment, and willingness, ability and availability for service. Other than the foregoing general considerations, there are no stated minimum criteria for director nominees, although our Board may also consider such other factors as it may deem are in the best interests of us and our stockholders.

These general criteria are subject to modification and the Board shall be able, in the exercise of its discretion, to deviate from these general criteria from time to time, as the Board may deem appropriate or as required by applicable laws and regulations.

Stockholder Nominees

The Board will consider stockholder recommendations regarding candidates for director submitted in writing to the Board. Stockholders wishing to submit such recommendations may do so by sending a written notice to the Secretary of the Company together with supporting information a reasonable period of time prior to the mailing of the Company's Proxy Statement for the related annual meeting. There will be no differences in the manner in which the Board evaluates nominees recommended by stockholders and nominees recommended by the Board or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. In connection with the 2007 Annual Meeting, the Board did not receive any nominations from any stockholder or group of stockholders which owned more than 5% of the Company's Common Stock for at least one year.

Process for Identifying and Evaluating Nominees

The Board believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Board will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, if a vacancy on the Board occurs between annual stockholder meetings or if our Board believes it is in the Company's best interests to expand its size, the Board may seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Nominees for director must be discussed by the full Board and approved for nomination by the affirmative vote of a majority of our Board, including the affirmative vote of a majority of the independent directors. Two of our directors are nominated pursuant to certain contractual rights (see below).

The Board will conduct a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual's willingness to serve and other background information. This information is evaluated against the criteria set forth above and the Company's specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company's needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Board will determine which nominee(s) to include in the slate of candidates that the Board recommends for election at each annual meeting of the Company's stockholders.

Pursuant to the Company's securities purchase agreement with the purchasers in its June 2006 private placement (the "June 2006 private placement") of units consisting of shares of Common Stock and Warrants to purchase shares of Common Stock pursuant to which it raised aggregate funds of $2,079,000, the Company agreed to (i) prior to the initial closing of the June 2006 private placement, increase the size of its Board from three to four persons and appoint Dr. Robin Smith to fill such vacancy and to include Dr. Smith on the slate of Directors presented to shareholders for election at each annual meeting of stockholders of the Company; (ii) following the final closing in the June 2006 private placement, permit DCI Master LDC (who acted as lead investor in the June 2006 private placement) or its related entities, to designate one Board member reasonably acceptable to the Company, increase the size of the Board by one additional member and appoint such designee to fill such vacancy and to serve in such capacity until the Company's next annual meeting of stockholders and otherwise pursuant to the Company's By-laws. Should such designee constitute an independent director, such designee is entitled to serve on the Company's Compensation Committee of the Board, should the Company have one. Thereafter, such designee shall be included on the slate of Directors presented to shareholders for election at each annual meeting of stockholders of the Company. Mr. Berman was appointed to the Board of Directors in November 2006 and serves as such designee. The Company further agreed in its June 2006 private placement, that following the closing, the Company will endeavor to add additional members to its Board of Directors such that a majority of the Board is composed of Independent Directors. Steven S. Myers, an independent director, was appointed to the Board in November 2006.

Board Meeting Attendance

During the year ended December 31, 2006, the Board of Directors held twenty meetings. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served.

Director Attendance at Annual Meetings

Board members are encouraged, but not required by any specific Board policy, to attend the Company's Annual Meeting. All four then current and incumbent Board members attended the Company's 2006 Annual Meeting.


Shareholder Communications

The Board has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to the Company's Secretary and should be sent to such individual c/o the Company. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board. Under the procedures established by the Board, upon the Secretary's receipt of such a communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a stockholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.


         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE
                   COMPANY VOTE "FOR" ITS SLATE OF DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as to the number of shares of the Company's Common Stock beneficially owned, as of April 16, 2007 by (i) each beneficial owner of more than five percent of the outstanding Common Stock, (ii) each current executive officer and director and (iii) all current executive officers and directors of the Company as a group. All shares are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, New York 10170.

"Beneficial ownership" is a technical term defined by the SEC to mean more than ownership in the usual sense. Generally, it includes any shares you own directly or indirectly (e.g., through a relationship, a position as a trustee or through an agreement) or if you have the right to acquire it within 60 days (e.g., upon the exercise of options). Beneficial ownership includes shares over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. In calculating the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are exercisable as of April 16, 2007, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. As of April 16, 2007, there were 26,501,077 shares of Common Stock outstanding.

              Number and Percentage of Shares of Common Stock Owned

                                                                                                    Percentage
                                                                      Number of Shares            of Common Stock
Name and Address of Beneficial Holder                                Beneficially Owned          Beneficially Owned
-------------------------------------                                ------------------          ------------------
 Dr. Robin L. Smith                                                      2,062,551(1)                   7.48%
   Chief Executive Officer and Chairman of the Board

 Mark Weinreb                                                            1,334,226(2)                   4.89%
   President and Director

 Larry A. May                                                              199,372(3)                    .75%
   Vice President and Chief Financial Officer

 Catherine M. Vaczy                                                        938,571(4)                   3.52%
   Vice President and General Counsel

 Dr. Joseph Zuckerman                                                      348,425(5)                   1.30%
   Director

 Richard Berman                                                            740,909(6)                   2.78%
   Director

 Steven S. Myers                                                           890,818(7)                   3.33%
   Director

 Michael Crow                                                            2,411,592(8)                   9.99%
   Alex Clug
   DCI Master LDC
   Duncan Capital Group LLC
   MW Crow Family LP
   420 Lexington Avenue
   Suite 450
   New York, New York 10107

 All Directors and Officers as a group (seven persons)                   6,514,872(9)                  22.33%


     (1) Includes currently exercisable options to purchase an aggregate of 770,000 shares of Common Stock and currently exercisable warrants to purchase an aggregate of 319,932 shares of Common Stock.

     (2) Includes currently exercisable options to purchase 805,000 shares of Common Stock.

     (3) Includes currently exercisable options to purchase 55,000 shares of Common Stock.

     (4) Includes currently exercisable options to purchase 110,000 shares of Common Stock and currently exercisable warrants to purchase 40,834 shares of Common Stock.

     (5) Includes currently exercisable options to purchase 215,000 shares of Common Stock and currently exercisable warrants to purchase 20,834 shares of Common Stock.

     (6) Includes currently exercisable warrants to purchase 113,636 shares of Common Stock.

     (7) Includes currently exercisable warrants to purchase 227,272 shares of Common Stock.

     (8) Includes 1,704,546 shares of Common Stock held by DCI Master LDC; 257,046 shares of Common Stock held by Duncan Capital Group LLC; and 450,000 shares held by MW Crow Family LP. Does not include warrants to purchase 852,273 shares of Common Stock held by DCI Master LDC to the extent such inclusion would result in the Issuance Limitation (as described below) being exceeded. Such warrants are exercisable immediately, have an exercise price of $.80 per share, and expire on June 1, 2011. Such warrants are subject to beneficial ownership limitations that render them unexercisable while the holder thereof beneficially owns more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding, or to the extent exercise thereof would result in the beneficial ownership by the holder thereof of more than 9.99% of the total number of shares of Common Stock of the Company then issued and outstanding (the "Issuance Limitation"). The holder may waive the Issuance Limitation only upon 61 days' prior written notice. Mr. Crow and Mr. Clug are Directors of DCI Master LDC and Mr. Crow is the President of Duncan Capital Group LLC. Duncan Capital Group LLC is owned by MW Crow Family LP. In the
     Schedule 13G/A filed with the Securities and Exchange Commission on December 12, 2006, the reporting persons state that they may be deemed to be a group and filed jointly.

     (9) Includes currently exercisable options and warrants to purchase 2,677,507 shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


On January 20, 2006, Mr. Robert Aholt, Jr. tendered his resignation as Chief Operating Officer of the Company. In connection therewith, on March 31, 2006, the Company and Mr. Aholt entered into a Settlement Agreement and General Release. Pursuant to the settlement agreement, the Company agreed to pay to Mr. Aholt the aggregate sum of $250,000 (less applicable Federal and California state and local withholdings and payroll deductions), payable over a period of two years in biweekly installments of $4,808 commencing on April 7, 2006, except that the first payment was in the amount of $9,615. In July 2006, this agreement was amended to provide for semi-monthly payments of $10,417 for the remaining 21 months. In the event the Company breaches its payment obligations under the Settlement Agreement and such breach remains uncured, the full balance owed shall become due. The Company and Mr. Aholt each provided certain general releases. Mr. Aholt also agrees to continue to be bound by his obligations not to compete with the Company and to maintain the confidentiality of Company proprietary information.


On January 19, 2006, the Company consummated the acquisition of the assets of NS California. Larry May, the Company's Chief Financial Officer, was the Chief Executive Officer of NS California at the time of the transaction. The purchase price for NS California's assets, in addition to the assumption of certain liabilities, included 500,000 shares of the Company's Common Stock, of which Mr. May received a pro rata distribution of 14,383 shares in exchange for his shares of NS California preferred stock, and 9,615 shares of Company Common Stock as consideration for existing debt owed by NS California to Mr. May. Of the stock consideration paid to NS California, 60% (or 300,000 shares) has been retained in escrow for a period of one (1) year from the date of the agreement, subject to certain indemnification claims and setoffs. Provided that no claims are made against the escrowed shares, Mr. May will be entitled to receive up to 35,057 shares of Company Common Stock in escrow in exchange for his shares of NS California common stock. Due to the delay in obtaining the biologics license for the California facility, pursuant to the acquisition agreement, in May 2006 the Company demanded the return of 100,000 shares of the Company's Common Stock from NS California. Accordingly, Mr. May's proportionate interest in the shares of Common Stock to be distributed to him has been reduced. In addition, upon the acquisition, Mr. May entered into a three year employment agreement with the Company. See "Executive Compensation--Employment Agreements."

In May 2006, the Company entered into an advisory agreement with Duncan Capital Group LLC ("Duncan"). Duncan, together with DCI Master LDC ("DCI") and the MW Crow Family LP, is the beneficial owner of 9.99% of the Company's outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management" for information on the relationship between and among these and other parties. Pursuant to the advisory agreement, Duncan is providing to the Company on a non-exclusive best efforts basis, services as a financial consultant in connection with any equity or debt financing, merger, acquisition as well as with other financial matters. In return for these services, the Company was paying to Duncan a monthly retainer fee of $7,500 (50% of which could be paid by the Company in shares of its Common Stock valued at fair market value) and reimbursing it for its reasonable out-of-pocket expenses up to $12,000. Pursuant to the advisory agreement, Duncan also agreed that it or an affiliate would act as lead investor in a proposed private placement of securities, for a fee of $200,000 in cash and 240,000 shares of restricted Common Stock. In the June 2006 private placement, the Company entered into a securities purchase agreement with 17 accredited investors (the "June 2006 investors"). DCI, an affiliate of Duncan, acted as lead investor. Duncan received its fee as described above. The Company issued to each June 2006 investor shares of its Common Stock at a per-share price of $0.44 along with a five-year warrant to purchase a number of shares of Common Stock equal to 50% of the number of shares of Common Stock purchased by the June 2006 investor (together with the Common Stock issued, the "June 2006 securities"). The gross proceeds from this sale were $2,079,000. In February 2007, the term of this agreement was extended through December 2007. Additionally, the agreement was amended to provide that the monthly retainer fee be paid by issuing to Duncan an aggregate of 150,000 shares of Common Stock vesting monthly over the remaining term of the agreement. In February 2007, Duncan also received an additional 300,000 shares of Common Stock for advisory services.

Pursuant to the securities purchase agreement for the June 2006 private placement, the Company expanded the size of its Board to four directors, and appointed Dr. Robin L. Smith as Chairman of the Board and Chief Executive Officer of the Company. The Company also agreed to expand the size of the Board upon the initial closing under the securities purchase agreement to permit DCI to designate one additional independent member to the Company's Board of Directors reasonably acceptable to the Company. Richard Berman was appointed to the Company's Board of Directors in November 2006 and serves as such designee. The securities purchase agreement also prohibits the Company from taking certain action without the approval of a majority of the Board of Directors for so long as the purchasers in the June 2006 private placement own at least 20% of the Common Stock, including making loans, guarantying indebtedness, incurring indebtedness that is not already included in a Board approved budget on the date of the securities purchase agreement that exceeds $100,000, encumbering the Company's technology and intellectual property or entering into new or amending employment agreements with executive officers. DCI is also granted access to Company facilities and personnel and given other information rights. Pursuant to the securities purchase agreement, all then current and future officers and directors of the Company were to not, without the prior written consent of DCI, dispose of any shares of capital stock of the Company, or any securities convertible into, or exchangeable for or containing rights to purchase, shares of capital stock of the Company until three months after the effective date of the registration statement filed with the SEC to register the June 2006 securities. Such registration statement was declared effective on November 6, 2006.

Effective as of July 1, 2006, the Company entered into an agreement for the use of space at 420 Lexington Avenue, New York, New York. This space is subleased from DC Associates LLC, an affiliate of Duncan and DCI. Pursuant to the terms of the Agreement, the Company will pay $7,500 monthly for the space, including the use of various office services and utilities. The agreement is on a month to month basis, subject to a thirty day prior written notice requirement to terminate. The space serves as the Company's principal executive offices. On October 27, 2006, the Company amended this agreement to increase the utilized space for an additional payment of $2,000 per month.

Pursuant to the securities purchase agreement in the June 2006 private placement, on June 2, 2006, Dr. Robin L. Smith was appointed Chief Executive Officer and Chairman of the Board of the Company. See "Executive Compensation--Employment Agreements." In September 2005, Dr. Smith had entered into an advisory agreement with the Company pursuant to which Dr. Smith agreed to become Chairman of the Company's advisory board. Under the terms of the advisory agreement, Dr. Smith was required to provide various business and scientific advice to the Company for a period of one year in consideration for which she received 50,000 shares of Common Stock and warrants to purchase 24,000 shares of Common Stock. The warrants are exercisable at $.80 per share, the closing price of the Common Stock on the date of grant, and were scheduled to vest as to 2,000 shares per month during the term of the agreement. Dr. Smith received registration rights for such shares of Common Stock and Common Stock underlying warrants. In January 2006, the Company and Dr. Smith entered into a supplement to the advisory agreement to set forth certain supplemental understandings with respect to a potential financing transaction. Under the supplement to the advisory agreement, Dr. Smith agreed that through April 30, 2006 (as such date was later extended) Dr. Smith would provide additional business and financial advisory services beyond those set forth in the original agreement. In return, Dr. Smith would receive upon the closing of a financing
(i) 20,000 shares of Common Stock and a cash payment in the amount of $25,000 if the gross proceeds of the financing are at least $500,000; (ii) 40,000 shares of Common Stock and a cash payment in the amount of $50,000 if the gross proceeds of the financing are at least $1,000,000; (iii) 80,000 shares of Common Stock and a cash payment in the amount of $100,000 if the gross proceeds of the financing are at least $2,000,000; (iv) 100,000 shares of Common Stock and a cash payment in the amount of $150,000 if the gross proceeds of the financing are at least $3,000,000; (v) 120,000 shares of Common Stock and a cash payment of $175,000 if the gross proceeds of the financing are at least $3,500,000; and
(vi) 160,000 shares of Common Stock and a cash payment in the amount of $200,000 if the gross proceeds of the financing are at least $4,000,000. Dr. Smith was also entitled to receive a cash payment of $3,000 for each of January, February and March 2006. The advisory agreement was terminated in connection with Dr. Smith's employment as Chief Executive Officer and Chairman of the Board in June 2006.


In the June 2006 private placement, Dr. Smith also purchased for aggregate consideration of $22,000, units consisting of 50,000 shares of Common Stock and five-year warrants to purchase 25,000 shares of Common Stock at a per share purchase price of $.80. In December 2005, Dr. Smith purchased from the Company in the Westpark private placement, units consisting of a 9% convertible promissory note in the principal amount of $12,500 and three year Warrants to purchase 20,834 shares of Common Stock at a per share purchase price of $1.20 . WestPark Capital, Inc. ("WestPark"), the placement agent for this private placement, was issued as compensation for this private placement (i) 50,000 shares of Common Stock (25,000 shares on December 30, 2005 and 25,000 shares in January 2006); and (ii) Warrants to purchase an aggregate of 83,334 shares of Common Stock (41,667 on December 30, 2005 and 41,667 in January 2006). WestPark assigned its rights to 14,584 of these warrants to Starobin Partners, Inc., an entity in which Dr. Smith has a 7% interest. Dr. Smith waived her rights to any interest in these warrants.

On August 11, 2006, Dr. Smith accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which (i) the $12,500 promissory note was converted into 28,409 shares of Common Stock, (ii) the Company issued to her 5,682 shares of Common Stock, (iii) the exercise price of the warrants was reduced from $1.20 to $.80 and (iv) a new warrant was issued to purchase 20,833 shares of Common Stock at $.80.


On August 29, 2006, Ms. Vaczy and Dr. Zuckerman each purchased from the then holder a $12,500 promissory note after which Ms. Vaczy and Dr. Zuckerman accepted the offer from the Company which the Company extended to all holders of promissory notes acquired in the Westpark private placement, pursuant to which
(i) each of the $12,500 promissory notes was converted into 28,409 shares of Common Stock, (ii) the Company issued to each of Ms. Vaczy and Dr. Zuckerman 5,682 shares of Common Stock, and (iii) a new warrant was issued to each to purchase 20,833 shares of Common Stock at $.80.


Prior to his appointment as a director and as part of the Summer 2006 private placement, on August 30, 2006 Mr. Berman entered into a Subscription Agreement with the Company for the purchase of units consisting of 227,273 shares of Common Stock of the Company at a purchase price of $.44 per share and warrants to purchase up to 113,636 shares of Common Stock of the Company at a price per share of $0.80. Such warrants are exercisable immediately and will expire on August 29, 2011.


Prior to his appointment as a director and as part of the June 2006 private placement, Mr. Myers entered into a Subscription Agreement with the Company on June 2, 2006 for the purchase of units consisting of 454,546 shares of Common Stock of the Company at a purchase price of $.44 per share and warrants to purchase up to 227,272 shares of Common Stock of the Company at a price per share of $0.80. Such warrants are exercisable immediately and will expire on June 1, 2011.


In the January 2007 private placement, Dr. Smith purchased 110,000 units for an aggregate consideration of $110,000, each unit comprised of two shares of Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share.


In the January 2007 private placement, Ms. Vaczy purchased 10,000 units for an aggregate consideration of $10,000, each unit comprised of two shares of Common Stock, one redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share and one non-redeemable seven-year warrant to purchase one share of Common Stock at a purchase price of $.80 per share.

                             EXECUTIVE COMPENSATION

The following table sets forth all compensation paid during the year ended December 31, 2006 to the two persons who served as the Company's Chief Executive Officer and the two other most highly compensated executive officers of the Company whose total compensation was in excess of $100,000 (the "Named Executive Officers").

Name and Principal                                                             Stock         Option    All Other       Total
Function                                 Year     Salary        Bonus         Awards       Awards(1) Compensation  Compensation
---------------------------------------  ----  ------------  -----------  --------------  ---------  ------------  ------------
Dr. Robin L. Smith, Chief Executive      2006  $ 103,269     $  20,000(3) $ 148,000(3)(4) $ 242,637  $  17,766(5)   $ 531,672
 Officer(2)
Mark Weinreb, President(6)(7)            2006  $ 219,314     $  25,000(8) $       0(7)    $ 161,386  $  31,396(9)   $ 437,096
Catherine M. Vaczy, Vice President and   2006  $ 139,295(12) $   7,000(3) $  60,000(13)   $  30,533  $   8,250(14)  $ 245,078
 General Counsel(10)(11)
Larry A. May, Chief Financial            2006  $ 129,315(17) $   6,000(3) $  30,000(18)   $  10,479  $   7,500(14)  $ 183,894
 Officer(15)(16)


     (1) Effective January 1, 2006, the Company's Stock Option Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 7 of the Company's notes to its audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005.

     (2) Dr. Smith joined the Company as of June 2, 2006.

     (3) Pursuant to Dr. Smith's employment agreement dated May 26, 2006, her advisory agreement dated September 15, 2005 with the Company was terminated effective June 2, 2006, except that: (i) the vesting of a warrant to purchase 24,000 shares of Common Stock granted under the advisory agreement was accelerated so that the warrant became fully vested as of the effective date of the employment agreement (not considered a material change in the terms of such option and accordingly the fair value was not adjusted), (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing of the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised in a financing prior to August 15, 2006, Dr. Smith was to receive an additional payment of $50,000, and (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith's advisory agreement, was paid at the closing of the June 2006 private placement. Upon the effective date of her employment agreement, Dr. Smith was awarded under the Company's 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock. On August 30, 2006, the milestone set forth in (iii) was achieved. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company including its Chief Financial Officer, Mr. May, who received $6,000 and Vice President and General Counsel, Ms. Vaczy, who received $7,000, in recognition of their efforts on behalf of the Company. Dr Smith was paid the remaining $20,000.

     (4) On December 5, 2006 Dr. Smith was granted a stock award of 300,000 shares of Common Stock, of which 100,000 shares vested immediately, with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 200,000 shares will vest upon the achievement of a milestone, which has not yet been achieved (see the Outstanding Equity Awards Table).

     (5) Consists of (i) a car allowance of $7,000 and (ii) approximately $10,700 paid by the Company on behalf of Dr. Smith for life insurance.

     (6) Mr. Weinreb joined the Company as of February 6, 2003. In June 2006, he resigned as Chief Executive Officer and Chairman of the Board but continued as President.

     (7) On June 2, 2006, in connection with the June 2006 private placement, Mr. Weinreb agreed to certain adjustments to his employment agreement dated as of August 12, 2005 which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected--the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 150,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table). Such adjustments to Mr. Weinreb's employment agreement also resulted in the acceleration of the vesting dates of a stock award granted on July 20, 2005, as follows: the vesting of 200,000 shares which was originally scheduled to vest as to 100,000 shares on each of July 20, 2006 and July 20, 2007, was accelerated to June 2, 2006. All compensation related to the stock award of July 20, 2005 was recognized as compensation expense in 2005.

     (8) As of December 31, 2006, Mr. Weinreb received only $12,500 of this bonus. The balance was paid on February 2, 2007.

     (9) Consists of (i) a car allowance of $11,000 and (ii) approximately $20,396 paid by the Company on behalf of Mr. Weinreb for disability, life and long-term care insurance.

     (10) Ms. Vaczy joined the Company as of April 20, 2005.

     (11) On June 2, 2006, in connection with the June 2006 private placement, Ms. Vaczy agreed to certain adjustments to her employment agreement dated as of April 20, 2005 which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected--the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 100,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table).

     (12) $14,903 of this amount was paid to Ms. Vaczy through the issuance of Common Stock with a per share price equal to $.44 per share pursuant to Ms. Vaczy's letter agreement with the Company, entered into in connection with the June 2006 private placement.

     (13) On December 5, 2006 Ms. Vaczy was granted a stock award of 100,000 shares of Common Stock with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors.

     (14) Consists of a car allowance per Ms. Vaczy's and Mr. May's respective employment agreements with the Company.

     (15) Mr. May joined the Company as of January 19, 2006.

     (16) On June 2, 2006, in connection with the June 2006 private placement, Mr. May agreed to certain adjustments to his employment agreement dated as of January 19, 2006, which resulted in the acceleration of the vesting dates of all unvested options on June 2, 2006 (see the Outstanding Equity Awards Table for the specific options effected--the acceleration of vesting dates was not considered a material change in the terms of such options and accordingly the fair value was not adjusted) and the issuance of a new option to purchase 100,000 shares of Common Stock at $.53 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved (see the Outstanding Equity Awards Table).

     (17) $7,514 of this amount was paid to Mr. May through the issuance of Common Stock with a per share price equal to $.44 per share pursuant to Mr. May's letter agreement with the Company, entered into in connection with the June 2006 private placement in June 2006.

     (18) On December 5, 2006 Mr. May was granted a stock award of 50,000 shares of Common Stock with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors.

        EMPLOYMENT AGREEMENTS, POST-EMPLOYMENT PAYMENTS AND EQUITY GRANTS


   OVERVIEW

Following is a description of the employment agreements the Company has with the officers named in the Summary Compensation Table. These descriptions provide further information about the compensation which is shown in the Summary Compensation Table for these officers. They also give you information about payments which could be received by these officers under certain circumstances at such time as their employment ends with the Company, for example, certain severance arrangements. Following these descriptions you will see a table called Outstanding Equity Awards at Fiscal Year End. This table contains details about the terms of options and certain stock grants to these officers which are included in the Summary Compensation Table.


   EMPLOYMENT AGREEMENTS

The officers of the Company, as a condition of the initial closing under the securities purchase agreement in the June 2006 private placement, entered into letter agreements with the Company pursuant to which they converted an aggregate of $278,654 of accrued salary into shares of Common Stock at a per share price of $.44. After adjustments for applicable payroll and withholding taxes which were paid by the Company, the Company issued to such officers an aggregate of 379,983 shares of Common Stock. The Company also adopted an Executive Officer Compensation Plan, effective as of the date of closing of the securities purchase agreement and pursuant to the letter agreements each officer agreed to be bound by the Executive Officer Compensation Plan. In addition to the conversion of accrued salary, the letter agreements provided for a reduction by 25% in base salary for each officer until the Company achieved certain milestones. In consideration of the officers' agreement to such reduction in base salary, the Company granted to the officers options to purchase shares of Common Stock under the Company's 2003 Equity Participation Plan which become exercisable upon the Company achieving certain revenue milestones, and the accelerated the vesting of certain options and restricted shares held by the officers.

In January 2007, the milestones relating to the reduction in base salary had been achieved and the executive officers were entitled to have their salaries restored to their original levels. The Company was informed by the placement agent for the January 2007 private placement that it was advisable for the executive officers of the Company to make continued salary concessions and/or to agree to extend the term of their employment agreements. Accordingly, on January 26, 2007, letter agreements were entered into which provided instead for each such officer's salary to be set in an amount which is twenty percent less than that to which they were originally entitled pursuant to their original employment agreements (subject to increase in certain circumstances) and/or an extension of the officer's employment term, and certain additional or amended terms. In consideration of the salary concessions and/or agreement to a substantial extension of employment term, the officers were generally either granted options, option vesting was accelerated, and/or performance bonus formulas were put into place.

        Robin L. Smith--Chief Executive Officer and Chairman of the Board

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin
L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith's employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. If the Company raised an aggregate of $5,000,000 through equity or debt financing (with the exception of the financing under the securities purchase agreement), Dr. Smith's base salary was to be raised to $275,000. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month. Pursuant to the employment agreement, Dr. Smith's advisory agreement with the Company, as supplemented (see "Certain Relationships and Related Transactions"), was terminated, except that (i) the vesting of the warrant to purchase 24,000 shares of Common Stock granted thereunder was accelerated so that the warrant became fully vested as of the effective date of the employment agreement, (ii) Dr. Smith received $100,000 in cash and 100,000 shares upon the initial closing under the June 2006 private placement, (iii) if an aggregate of at least $3,000,000 was raised and/or other debt or equity financings prior to August 15, 2006 (as amended, August 31, 2006), Dr. Smith was to receive an additional payment of $50,000, (iv) a final payment of $3,000 relating to services rendered in connection with Dr. Smith's advisory agreement, paid at the closing of the June 2006 private placement, and
(v) all registration rights provided in the advisory agreement were to continue in effect.

As of August 30, 2006, in excess of $3,000,000 had been raised and accordingly, Dr. Smith was entitled to a payment of $50,000. Dr. Smith elected to have $30,000 of this amount distributed to certain employees of the Company, including its Chief Financial Officer and General Counsel, in recognition of their efforts on behalf of the Company and retained $20,000. Upon the effective date of the Employment Agreement, Dr. Smith was awarded under the Company's 2003 Equity Participation Plan 200,000 shares of Common Stock of the Company, and options to purchase 540,000 shares of Common Stock, which options expire ten years from the date of grant.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith's base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company's 2003 Equity Participation Plan would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith's original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under the Company's 2003 Equity Participation Plan to purchase 550,000 shares of the Common Stock at a per share exercise price equal to $.50 vesting as to (i) 250,000 shares upon the first closings in the January 2007 private placement; (ii) 150,000 shares on June 30, 2007; and (iii) 150,000 shares on December 31, 2007.

        Mark Weinreb--President

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of the Company and the Company entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but will continue as President and a director of the Company. Mr. Weinreb's original employment agreement had an initial term of three years, with automatic annual extensions unless earlier terminated by the Company or Mr. Weinreb. Under this agreement, in addition to base salary he was entitled to an annual bonus in the amount of $20,000 for the initial year in the event, and concurrently on the date, that the Company received debt and/or equity financing in the aggregate amount of at least $1,000,000 since the beginning of his service, and $20,000 for each subsequent year of the term, without condition.

On May 4, 2005, the Board voted to approve an amendment to Mr. Weinreb's employment agreement, subject to approval of the stockholders which was obtained on July 20, 2005, pursuant to which among other things Mr. Weinreb's employment agreement was amended to (a) extend the expiration date thereof from February 2006 to December 2008; (b) change Mr. Weinreb's annual base salary of $217,800 (with an increase of 10% per annum) to an annual base salary of $250,000 (with no increase per annum); (c) grant Mr. Weinreb 300,000 shares of Common Stock, 100,000 shares of which shall vest on each of the date of grant and the first and second anniversaries of the date of grant; (d) commencing in August 2006, increase Mr. Weinreb's annual bonus from $20,000 to $25,000; and (e) in 2006, provide for the reimbursement of all premiums in an annual aggregate amount of up to $18,000 payable by Mr. Weinreb for life and long term care insurance covering each year during the remainder of the term of his employment. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company in which he agreed to convert $121,532 of accrued salary (after giving effect to employment taxes which were paid by the Company) into 165,726 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. Weinreb further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions: (i) the remaining vesting of the shares which was scheduled to vest as to 100,000 shares each on July 20, 2006 and July 20, 2007, was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement; and
(ii) options to purchase 200,000 shares of Common Stock which were also scheduled to vest as to 100,000 shares on each of July 20, 2006 and July 20, 2007, were similarly accelerated.

On January 26, 2007, the Company entered into a letter agreement with Mr. Weinreb pursuant to which Mr. Weinreb's employment agreement dated as of August 12, 2005 was supplemented with new terms which provide that: (a) upon the first closings in the January 2007 private placement, Mr. Weinreb's base salary would be paid at the annual rate of $200,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his employment agreement);
(b) he would be entitled to quarterly bonuses of $5,000 commencing March 31, 2007; (c) he would be entitled to bonuses ranging from $3,000 to $5,000 upon the Company achieving certain business milestones (as follows: (i) a $5,000 bonus for every fifty collection fees paid to the Company; (ii) a $5,000 bonus for every five collection agreements signed and for which the fee is collected by the Company; and (iii) a $3,000 bonus for every twenty five fees paid to the Company for collection through certain strategic alliances negotiated by Mr. Weinreb; and (d) any other bonuses would only be paid upon approval by the Compensation Committee of the Board of Directors. In consideration of his agreement to a reduction in base salary, and in connection with his entering into this agreement, an option to purchase 100,000 shares of Common Stock at $.60 per share, previously granted to Mr. Weinreb on December 5, 2006 and tied to the opening of certain collection centers, vested upon the execution of the agreement. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, or at the discretion of the Compensation Committee of the Board of Directors. Other than as set forth therein, Mr. Weinreb's original employment agreement and all amendments thereto remain in full force and effect.


        Catherine M. Vaczy--Vice President and General Counsel

On April 20, 2005, the Company entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as the Company's Vice President and General Counsel. The term of this original agreement was three years. In consideration for Ms. Vaczy's services under the letter agreement, Ms. Vaczy was entitled to receive an annual salary of $155,000 during the first year of the term, a minimum annual salary of $170,500 during the second year of the term, and a minimum annual salary of $187,550 during the third year of the term. On the date of the letter agreement, Ms. Vaczy was granted an option to purchase 15,000 shares of Common Stock pursuant to the Company's 2003 Equity Participation Plan, with an exercise price equal to $1.00 per share. The option was to vest and become exercisable as to 5,000 shares on each of the first, second and third year anniversaries of the date of the agreement and remain exercisable as to any vested portion thereof in accordance with the terms of the Company's 2003 Equity Participation Plan and the Company's Incentive Stock Option Agreement. Pursuant to and as a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company in which she agreed to convert $44,711 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 60,971 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Ms. Vaczy further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 15,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, the Company entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as the Company's Vice President and General Counsel. This agreement supercedes Ms. Vaczy's employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy's employment in such capacity will continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy will be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008.

In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy is also entitled to receive a cash bonus upon the occurrence of each of the following milestones: (a) $5,000 upon the first closings in the January 2007 private placement; and (b) $7,500 upon the next registration statement (other than a Form S-8) being declared effective by the Securities and Exchange Commission. Ms. Vaczy shall also be eligible for additional cash bonuses as follows, in each case as may be approved by the Compensation Committee of the Board of Directors: (a) for other tasks and responsibilities as mutually agreed, such as foundation legal counsel; (b) pursuant to milestones for 2008 as shall be set no later than December 31, 2007 by Ms. Vaczy and the Company's Chief Executive Officer, which the Chief Executive Officer shall recommend to the Compensation Committee of the Board of Directors for their vote thereon; and (c) as may be approved from time to time.

Ms. Vaczy is also entitled to payment or reimbursement of certain expenses (including a car allowance equal to $1,000 per month) incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

        Larry A. May--Chief Financial Officer

In connection with the Company's acquisition of the assets of NS California on January 19, 2006, the Company entered into an employment agreement with Larry A. May. Mr. May is the former Chief Executive Officer of NS California. Pursuant to Mr. May's employment agreement, he is to serve as an officer of the Company reporting to the CEO for a term of three years, subject to earlier termination as provided in the agreement. In return, Mr. May was to be paid an annual salary of $165,000, payable in accordance with the Company's standard payroll practices, and was entitled to participate in the Company's benefit plans generally available to other executives, including a car allowance equal to $750 per month. Mr. May was granted on his commencement date an employee stock option under the Company's 2003 Equity Participation Plan to purchase 15,000 shares of the Company's Common Stock at a per share purchase price equal to $.50, the closing price of the Common Stock on the commencement date, which was scheduled to vest as to 5,000 shares of Common Stock on the first, second and third anniversaries of the commencement date. Pursuant to and as a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company in which he agreed to convert $12,692 in accrued salary (after giving effect to employment taxes which were paid by the Company) into 17,308 shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement). Mr. May further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones. In consideration for such compensation concessions, the vesting of the option to purchase 15,000 shares of Common Stock was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Mr. May, pursuant to which Mr. May's employment agreement dated as of January 19, 2006 was supplemented with new terms to provide that: (a) upon the first closings in the January 2007 private placement, Mr. May's base salary would be paid at the annual rate of $132,000 (an annual rate which is 20% lower than the amount to which he was otherwise entitled under his original employment agreement); and (b) any bonus would only be paid upon approval by the Compensation Committee of the Board of Directors. This supplemental agreement will terminate upon the Company achieving certain revenue, financing or adult stem cell collection milestones, at the discretion of the Compensation Committee of the Board of Directors or at such time as Mr. May is no longer the Company's Chief Financial Officer. Other than as set forth therein, Mr. May's original employment agreement and all amendments thereto remain in full force and effect.


                            POST EMPLOYMENT PAYMENTS


   Robin L. Smith

Per Dr. Smith's January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith's employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith's May 26, 2006 employment agreement, upon termination of Dr. Smith's employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and
(iii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon termination of Dr. Smith's employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (ii) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).


Upon a change in control of the Company, per Dr. Smith's May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all vested options, as well as all options which would have vested during the 12 month period following the date of termination, become fully vested and remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).


   Mark Weinreb

Pursuant to the amendments to Mr. Weinreb's employment agreement in August 2005, in the event of termination of Mr. Weinreb's employment by the Company without cause (except for certain instances of disability), Mr. Weinreb was entitled to receive a lump sum payment equal to his then base salary and automobile allowance of $1,000 per month for a period of one year, and to be reimbursed for disability insurance for Mr. Weinreb and for medical and dental insurance for Mr. Weinreb and his family for the remainder of the term (through December 31, 2008). Per Mr. Weinreb's January 26, 2007 letter agreement with the Company, in the event of termination of his employment, severance will instead be paid in equal installments over a 12 month period in accordance with the payroll policies and practices of the Company. The January 2007 agreement is in effect until the Company achieves certain adult stem cell collection, revenue or financing milestones, or until the Compensation Committee of the Board of Directors determines to terminate the agreement. Mr. Weinreb's original employment agreement provides that in the event of certain instances of disability, Mr. Weinreb is entitled to receive his base salary for three months followed by half his base salary for another three months. Mr. Weinreb's original employment agreement also provides that in the event of termination by the Company without cause, by Mr. Weinreb other than for good reason, or upon the expiration of the term, Mr. Weinreb will be bound by certain non-competition provisions for a period of one year following such termination or expiration.

   Catherine M. Vaczy

Pursuant to Ms. Vaczy's amended employment agreement dated January 26, 2007, in the event Ms. Vaczy's employment is terminated prior to the end of the term (December 31, 2008), for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination will be payable in full. In addition, in the event Ms. Vaczy's employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, will be entitled to receive severance payments equal to $187,500 in the event the employment termination date is during 2007 and $215,700 in the event the employment termination date is during 2008 (such amounts based upon the amount of base salary to which Ms. Vaczy would have been entitled pursuant to the terms of her original employment agreement), paid in accordance with the Company's standard payroll practices for executives. In no event will such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms. No other payments shall be made, nor benefits provided, by the Company in connection with the termination of employment prior to the end of the term, except as otherwise required by law. No severance payments will be payable without Ms. Vaczy first providing the Company with a release in customary form.


   Larry A. May

Under Mr. May's original employment agreement, upon termination of Mr. May's employment by the Company for any reason except a termination for cause, Mr. May is entitled to receive severance payments equal to one year's salary, paid according to the same timing of salary as he is then receiving. No severance payments shall be made unless and until Mr. May executes and delivers to the Company a release of all claims against the Company. No other payments are to be made, or benefits provided, except as otherwise required by law. In consideration for such payments, Mr. May agreed to certain non-competition and non-solicitation restrictions for a two year period following such termination. The January 26, 2007 agreement did not affect such severance arrangements.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on option and stock awards outstanding at December 31, 2006 for the Named Executive Officers.

                                                  Option Awards*                                  Stock Awards*
                       -----------------------------------------------------------------  -------------------------------
                          Number of          Number of                                      Number of      Market Value
                          Securities         Securities                                     Shares or       of Shares
                          Underlying         Underlying                                     Units of         or Units
                         Unexercised        Unexercised       Option         Option         Stock that     of Stock that
                            Options            Options        Exercise      Expiration       have not         have not
Name                    # Exercisable**   # Unexercisable**    Price          Date            vested           vested
---------------------  -----------------  -----------------  ----------  ----------------  -------------  ---------------
 Dr. Robin L. Smith       100,000(1)                           $  .53      June 1, 2016      200,000(7)     $  150,000
                          100,000(1)                           $  .80      June 1, 2016          --                --
                          100,000(1)                           $ 1.00      June 1, 2016          --                --
                                             120,000(4)        $ 1.60      June 1, 2016          --                --
                                             120,000(5)        $ 2.50      June 1, 2016          --                --
                          100,000(2)                           $  .60      Dec. 4, 2016          --                --
                                              50,000(6)        $  .60      Dec. 4, 2016          --                --
                           24,000(3)                           $  .80     Sept. 8, 2008          --                --
 Mark Weinreb             250,000(8)                           $  .30      Feb. 5, 2013          --                --
                            5,000(9)                           $ 1.00    Sept. 13, 2014          --                --
                          400,000(10)                          $  .60     July 19, 2015          --                --
                                             150,000(12)       $  .53      June 1, 2016          --                --
                           50,000(11)                          $  .60      Dec. 4, 2016          --                --
                                             100,000(13)       $  .60      Dec. 4, 2016          --                --
                                             100,000(14)       $  .60      Dec. 4, 2016          --                --
                                              50,000(15)       $  .60      Dec. 4, 2016          --                --
 Catherine M. Vaczy        15,000(16)                          $ 1.00     Apr. 19, 2015          --                --
                           75,000(17)                          $  .60    July, 19, 2015          --                --
                           20,000(18)                          $  .60     Dec. 21, 2015          --                --
                                             100,000(19)       $  .53      June 1, 2016          --                --
                                              50,000(20)       $  .60      Dec. 4, 2016          --                --
                                             100,000(21)       $  .60      Dec. 4, 2016          --                --
 Larry A. May              30,000(22)                          $ 1.80    Sept. 10, 2013          --                --
                           10,000(23)                          $ 1.00     Nov. 14, 2014          --                --
                           15,000(24)                          $  .50     Jan. 18, 2016          --                --
                                             100,000(25)       $  .53      June 1, 2016          --                --
                                              50,000(26)       $  .60      Dec. 4, 2016          --                --
                                              50,000(27)       $  .60      Dec. 4, 2016          --                --
                                             100,000(28)       $  .60      Dec. 4, 2016          --                --

     * Unless otherwise noted, all option and stock awards were made under and are governed by the terms of the Company's 2003 Equity Participation Plan.

     ** Unless otherwise noted, this option contains a reload feature.

     (1) These options were granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006 and vested in their entirety on June 2, 2006.

     (2) These options were granted to Dr. Smith by the Compensation Committee of the Board of Directors (the "Compensation Committee") on December 5, 2006 and vested in their entirety upon grant. Non-reload.

     (3) Pursuant to the terms of Dr. Smith's employment agreement dated as of May 26, 2006, Dr. Smith's advisory agreement with the Company dated as of September 15, 2005 was terminated on June 2, 2006, the date of the effectiveness of Dr. Smith's employment agreement, except that (i) the vesting of a warrant to purchase 24,000 shares of Common Stock granted, September 15, 2005, with an original vesting schedule of 2,000 shares per month commencing with the date of grant, was accelerated so that the warrant became fully vested as of June 2, 2006 (not considered a material change in the terms of such option and accordingly the fair value was not adjusted). Non-reload.

     (4) This option vests and becomes exercisable on June 2, 2007.

     (5) This option vests and becomes exercisable on June 2, 2008.

     (6) This option vests upon the Company's Common Stock being listed for trading on a securities exchange or upon the Company's acquisition. Non-reload.

     (7) On December 5, 2006 Dr. Smith was granted a stock award of 300,000 shares of Common Stock, of which 100,000 shares vested immediately, with a per share value equal to $.60 pursuant to an action by the Compensation Committee of the Board of Directors. The remaining 200,000 shares of Common Stock will vest upon the close of the Company's next financing with gross proceeds of at least $4,000,000.

     (8) This option was granted to Mr. Weinreb pursuant to the terms of his employment agreement dated as of February 6, 2003 and vested in its entirety on the date of grant.

     (9) This option was granted to Mr. Weinreb by the Board of Directors on September 14, 2004 and vested in its entirety on the date of grant. Non-reload.

     (10) This option was granted to Mr. Weinreb by the Board of Directors and approved by the shareholders on July 20, 2005. The option originally was scheduled to vest as to 200,000 shares on July 20, 2005; as to an additional 100,000 shares on July 20, 2006 and as to the remaining 100,000 shares on July 20, 2007. As a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with the Company pursuant to which he agreed to convert $121,532 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

     (11) These options were granted to Mr. Weinreb by the Compensation Committee of the Board of Directors on December 5, 2006 and vested in their entirety on December 15, 2006, the date the Company entered into a collection agreement with Hemacare Corporation. Non-reload.

     (12) This option was granted to Mr. Weinreb pursuant to the letter agreement described in footnote 10, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

     (13) This option was granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and was originally scheduled to vest based upon stem cell collections commencing by a New York or California Company owned facility. In connection with the January 2007 private placement, the Company was informed by the placement agent that it was advisable for the executive officers of the Company to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with the Company pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to the acceleration of the vesting of these options. Non-reload.

     (14) This option was granted by the Compensation Committee on December 5, 2006 and vests upon the Company achieving a specified number of adult stem cell collections by December 31, 2007. Non-reload.

     (15) This option was granted by the Compensation Committee on December 5, 2006 and vests upon the Company achieving a specified number of adult stem cell collections through new selling programs. Non-reload.

     (16) This option was granted to Ms. Vaczy pursuant to the terms of her employment agreement dated April 20, 2005 and was originally scheduled to vest as to 5,000 shares on April 20, 2006; as to an additional 5,000 shares on April 20, 2007 and as to the remaining 5,000 shares on April 20, 2008. As a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with the Company pursuant to which she agreed to convert $44,711 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in her base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted. Non-reload.

     (17) This option was granted to Ms. Vaczy by the Board of Directors and approved by the shareholders on July 20, 2005. The option originally was scheduled to vest as to 37,500 shares on July 20, 2006 and as to the remaining 37,500 shares on July 20, 2007. In partial consideration for Ms. Vaczy entering into the letter agreement described in Footnote 16, above, the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

     (18) This option was granted to Ms. Vaczy by the Board of Directors on December 22, 2005 and was vested in its entirety on the date of grant.

     (19) This option was granted to Ms. Vaczy pursuant to the letter agreement described in footnote 16, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

     (20) This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006, and is scheduled to vest upon the close of the Company's next financing with gross proceeds of at least $4,000,000. Non-reload.

     (21) This option was granted to Ms. Vaczy by the Compensation Committee on December 5, 2006 and is scheduled to vest upon the next registration statement filed with the SEC by the Company being declared effective. Non-reload.

     (22) This option was granted to Mr. May on September 11, 2003 in connection with consulting services provided by Mr. May to the Company and was fully vested upon grant. Non-reload.

     (23) This option was granted to Mr. May on November 15, 2004 in connection with consulting services provided by Mr. May to the Company and was fully vested upon grant. Non-reload.

     (24) This option was granted to Mr. May pursuant to the terms of his employment agreement dated as of January 19, 2006 and was originally scheduled to vest as to 5,000 shares on January 19, 2007; as to an additional 5,000 shares on January 19, 2008 and as to the remaining 5,000 shares on January 19, 2009. As a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with the Company pursuant to which he agreed to convert $12,692 in accrued salary into shares of Common Stock at a per share price equal to $.44 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by the Company of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such option and accordingly the fair value was not adjusted.

     (25) This option was granted to Mr. May pursuant to the letter agreement described in footnote 24, above, and is scheduled to vest as to 33% of the shares upon the Company reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon the Company reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon the Company reaching $3,000,000 in cumulative revenues. Non-reload.

     (26) This option was granted to Mr. May by the Compensation Committee on December 5, 2006, and is scheduled to vest upon the close of the Company's next financing with gross proceeds of at least $4,000,000. Non-reload.

     (27) This option was granted to Mr. May on December 5, 2006 and is scheduled to vest upon approval, purchase and integration of laboratory management software appropriate for processing and inventory of autologous adult stem cells. Non-reload.

     (28) This option was granted to Mr. May on December 5, 2006 and is scheduled to vest upon the hiring by the Company of a new Chief Financial Officer and the successful handoff of these responsibilities. Non-reload.


                              DIRECTOR COMPENSATION

The following table sets forth information on all compensation to our directors for the year ended December 31, 2006.

                                 Fees Earned
                                  or Paid in         Stock              Option           All Other
Name                                Cash             Awards            Awards(1)       Compensation         Total
---------------------------    ----------------  ----------------  ----------------  ----------------  ----------------
 Richard Berman                           --     $      93,333(2)             --                --     $      93,333
 Steven Myers                             --     $      46,667(3)             --                --     $      46,667
 Joseph Zuckerman, MD                     --                --     $      31,387(4)             --     $      31,387
 Wayne A. Marasco, MD(5)       $      92,812(6)             --     $      51,282(7)  $      20,000(8)  $     164,094


     (1) Effective January 1, 2006, the Company's Stock Option Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards ("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies. In adopting FAS 123(R), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123. The general assumptions made in calculating the fair value of options are set forth in Note 7 of the Company's notes to its audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005.

     (2) Mr. Berman was awarded a stock grant of 400,000 shares of Common Stock, valued at $.70 per share, on November 15, 2006 in connection with his appointment as a member of the Board of Directors, Chairman of the Audit Committee and Chairman of the Compensation Committee. This stock grant vests as follows: 133,333 shares on November 15, 2006, 133,333 shares on November 15, 2007 and 133,334 on November 15, 2008. At December 31, 2006, 266,667 shares of Common Stock remain unvested with a market value of $200,000. Mr. Berman had no option awards outstanding at December 31, 2006.

     (3) Mr. Myers was awarded a stock grant of 200,000 shares of Common Stock, valued at $.70 per share, on November 16, 2006 in connection with his appointment as a member of the Board of Directors. This stock grant vests as follows: 66,666 shares on November 16, 2006, 66,666 shares on November 16, 2007 and 66,668 on November 16, 2008. At December 31, 2006, 133,334
     shares of Common Stock remain unvested with a market value of $100,000. Mr. Myers had no option awards outstanding at December 31, 2006.

     (4) Dr. Zuckerman was awarded options to purchase 190,000 shares of Common Stock with exercise prices ranging from $.60 to $1.50 per share, originally vesting between January 20, 2004 and July 20, 2007, with termination dates ranging from January 18, 2014 to August 29, 2016. 50,000 of such shares were not scheduled to vest until July 20, 2006 as to 25,000 and July 20, 2007 as to 25,000; the vesting of such options was accelerated such that they became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such options and accordingly the fair values were not adjusted. On August 29, 2006, Dr. Zuckerman was awarded an option to purchase 25,000 shares at $.60 per share, all of which vested immediately. At December 31, 2006 all 215,000 Common Stock options were unexercised and outstanding. Dr. Zuckerman had no stock awards outstanding at December 31, 2006.

     (5) Wayne A. Marasco served as a director of the Company through November 12, 2006 and as Senior Scientific Advisor of the Company through January 29, 2007. Dr. Marasco currently serves as the Chairman of the Company's Scientific Advisory Board and as a consultant pursuant to agreements dated January 29, 2007.

     (6) This amount represents salary paid to Dr. Marasco in 2006 in his capacity as the Company's Senior Scientific Advisor.

     (7) Dr. Marasco was awarded options to purchase 250,000 shares of Common Stock with an exercise price of $.60 per share, originally vesting between July 20, 2005 and July 20, 2007, with termination dates ranging from July 20, 2015 to July 20, 2017. 150,000 of such shares were not scheduled to vest until July 20, 2006 as to 75,000 and July 20, 2007 as to 75,000; the vesting of such options was accelerated such that they became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement. This was not considered a material change in the terms of such options and accordingly the fair values were not adjusted. On June 2, 2006, Dr. Marasco was awarded an option to purchase 10,000 shares of Common Stock at $.44 per share. This new option will vest as the Company achieves certain business milestones, which have not yet been achieved. At December 31, 2006, Dr. Marasco had outstanding and unexercised, options to purchase 362,500 shares of Common Stock. Dr. Marasco had no stock awards outstanding at December 31, 2006.

     (8) This amount consists of: (i) a contractual bonus of $12,000; (ii) a bonus award of $3,000; and (iii) a distribution of $5,000 from the Company's Chief Executive Officer upon her receipt of a bonus awarded upon the achievement of a business milestone (see the Summary Compensation Table, footnote 3).


                  GENERAL INFORMATION ON DIRECTOR COMPENSATION


Directors who are employees of the Company do not receive additional compensation for serving as directors. Independent (non-employee) directors of the Company are entitled to reimbursement for out-of-pocket travel expenses incurred in their capacity as directors of the Company. Pursuant to the Company's 2003 Equity Participation Plan, independent directors also received upon joining the Board an option to purchase 200,000 shares that vested and became exercisable as to 50,000 shares on each of the date of grant and the first, second and third anniversaries of the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant. This arrangement was approved by the Company's stockholders in August 2006. In October 2006, the Board amended the 2003 Equity Participation Plan to remove the provision relating to automatic grants of options to non-employee directors to provide greater flexibility as the Company grows. The Company's then only current independent director, Joseph Zuckerman, received options to purchase 40,000 shares of the Company's Common Stock pursuant to the standard arrangement existing prior to the August 2006 arrangement. In addition, in July 2005 the shareholders approved a grant to Dr. Zuckerman of an option to purchase 150,000 shares of the Company's Common Stock at $0.60 per share (which was greater than the market price on the date the Board approved the grant), with respect to which the option to purchase 100,000 shares vested immediately upon the date of grant and 25,000 shares were scheduled to vest on each of the first and second anniversaries of the date of grant. In connection with the June 2006 financing, the vesting of this option was accelerated such that it became vested in its entirety on June 2, 2006. On August 29, 2006, the Board approved the grant to Dr. Zuckerman of an option to purchase 25,000 shares of the Company's Common Stock at $0.60 per share (the market price on the date the Board approved the grant) which vested immediately.

Upon appointment as directors on November 15, 2006 and November 16, 2006, respectively, Mr. Berman and Mr. Myers were each granted 200,000 shares of restricted stock of the Company, pursuant to the Company's 2003 Equity Participation Plan. Mr. Berman was also granted 200,000 shares for his appointment as Chairman of the Audit Committee and the Compensation Committee of the Board of Directors, pursuant to the terms of the 2003 Equity Participation Plan. One-third of the shares of restricted stock granted vested upon the date of grant, and the remainder will vest in two equal annual installments beginning one year from the date of grant.


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on the Company's review of these reports and written representations furnished to the Company, the Company believes that in 2006 each of the reporting persons complied with these filing requirements.


Code of Ethics

     The Company has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions). The Code of Ethics is available on our website, www.neostem.com, and also has been filed as
Exhibit 14.1 to Annual Report on Form 10-K for the year ended December 31, 2003.

                                  PROPOSAL TWO


CONSIDERATION OF AND VOTE TO APPROVE THE ADOPTION OF AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK IN THE EVENT IT IS DEEMED BY THE BOARD OF DIRECTORS NECESSARY TO BE ACCEPTED ONTO A SECURITIES EXCHANGE


     On April 13, 2007 and April 30, 2007, the Company's Board of Directors approved, subject to the approval of the holders of the Company's Common Stock, the adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation effecting a reverse stock split of the issued shares of the Company's Common Stock, at a ratio within the range of 3:1 to 10:1. The Board is seeking shareholder approval of the reverse split but has determined to effect it only in the event it is necessary in order for the Company's Common Stock to be accepted for listing on a securities exchange. Should the split be effected, upon the effectiveness of the amendment to the Company's Amended and Restated Certificate of Incorporation, referred to as the split effective time, the issued shares of the Company's Common Stock immediately prior to the split effective time will be reclassified into a smaller number of shares such that a Company stockholder will own one new share of the Company's Common Stock for each 3 to 10 shares of issued Common Stock held by that stockholder immediately prior to the split effective time. If the Board of Directors deems a split is necessary, the exact split ratio within the 3:1 to 10:1 range will be determined by the Board prior to the split effective time and will be publicly announced by the Company. The par value of each share of Common Stock shall be maintained at $.001 per share for the reduced number of shares after the reverse split. Even if the stockholders approve the reverse stock split, the Company may not effect the reverse stock split if the Board of Directors does not deem it to be in the best interests of the Company and its stockholders.


Purpose

     If the Board chooses to effect the reverse stock split, it will be based upon the following considerations:

     o Because the Company expects to apply for listing on the American Stock Exchange, which listing standards will require the Company to have, among other things, a $3.00 per share minimum price

     o because the Company may in the future apply for listing on another stock exchange or market which includes in its listing standards a minimum price per share

     o because the Board believes a higher stock price may otherwise help generate investor interest in the Company and increase trading volume in the Company's Common Stock

     o because the Board believes that raising the per share market price of the Company's Common Stock may facilitate future financings or increase its ability to use its capital stock in acquisitions

American Stock Exchange Requirements for Listing

     The Company's Common Stock is currently traded on the OTC Bulletin Board, a regulated U.S. quotation service for stocks of reporting companies which are not listed on one of the major U.S. Stock Exchanges. The Board of Directors believes that obtaining and maintaining a listing on the American Stock Exchange may provide a broader market for the Company's Common Stock, increase shareholder value and facilitate the use of the Company's Common Stock in financing, acquisition and other transactions. The listing standards for initial inclusion in the American Stock Exchange will require the Company to have, among other things, a $3.00 per share minimum price. On April 12, 2007, the Company's Common Stock closed at $0.61 per share. Therefore, the reverse stock split may be necessary in order to be eligible to apply for initial inclusion. The Company's Board of Directors unanimously approved the reverse stock split with this in mind in the event the Common Stock does not attain the $3.00 minimum price independently despite the anticipated growth in the Company's business.

Requirements for Listing on Other Exchanges or Markets

     The Company may also consider application for listing of its Common Stock on other exchanges or markets in or outside the United States. Any such listing may require the market price of the Company's Common Stock to be increased above its current level.

Potential Increased Investor Interest

     In approving the proposal approving the amendment to the Company's Amended and Restated Certificate of Incorporation, the Company's Board of Directors noted that a low share price can reduce the effective marketability of stocks because of the reluctance of some brokerage firms to recommend low-priced stocks to their clients and because many institutional investors generally do not invest in low priced stocks. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. The Board of Directors believes that the reverse stock split may result in a higher trading range for the Common Stock and may encourage institutional investors to invest in, and brokerage houses to recommend, the Company's Common Stock. If the reverse stock split is effected, the market price of the Company's Common Stock will also be based on the Company's performance and other factors unrelated to the number of shares outstanding.

Principal Effects of the Reverse Stock Split

     In the event the Board determines to effect the reverse stock split, the form of amendment to the Company's Amended and Restated Certificate of Incorporation effecting the reverse stock split would be as set forth in Annex A to this proxy statement. This amendment, as more fully described below, would effect the reverse stock split but would not change the number of authorized shares of Common Stock or preferred stock, or the par value of the Common Stock or preferred stock.

     In the event the reverse stock split is effected, it will be effected simultaneously for all outstanding shares of the Company's Common Stock. The reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company's stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect the Company's continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     As shown in the table below, in the event the reverse stock split is effected, one of its effects will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in the Company's management being able to issue more shares without further stockholder approval. The Company's Board of Directors believes that the continued availability of sufficient shares of the Company's Common Stock is necessary and desirable to permit the Company the flexibility of engaging in future equity financings or acquisitions utilizing Common Stock.

     The following table provides estimates of the number of shares of the Company's Common Stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to the reverse stock split, (ii) in the event a reverse stock split is effected and it is at a 3:1 ratio and (iii) in the event a reverse stock split is effected and it is at a 10:1 ratio:

                                        Number of                                                             Number of Shares
                                        Shares of            Number of Shares            Number of         Authorized but Neither
                                      Common Stock              Issued and            Shares Reserved      Issued nor Reserved for
                                       Authorized             Outstanding(1)       For Issuance(1)(2)(3)       Issuance(1)(2)(3)
                                   --------------------    -------------------     ---------------------   -----------------------

Prior to the Reverse Stock Split:       500,000,000              26,501,077              19,122,525              454,376,398

After Assumed 3:1 Reverse Stock         500,000,000               8,833,692               6,374,175              484,792,133
 Split:

After Assumed 10:1 Reverse Stock         500,000,000              2,650,108               1,912,253              495,437,639
 Split:

(1) These estimates assume 26,501,077 shares of the Company's Common Stock issued and outstanding immediately prior to the reverse stock split which was the number of shares issued and outstanding as of April 16, 2007.
(2) The Company has an additional 17,694,000 shares reserved for issuance under its 2003 Equity Participation Plan, as amended. 5,616,000 shares issuable upon the exercise of options which are already outstanding are included in the total number of shares reserved for issuance in this Table. 1,690,000 shares are already issued and outstanding under the Plan.
(3) These estimates do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.


     There are at present no plans, agreements, undertakings or arrangements on the part of the Company concerning the issuance of shares of Common Stock, other than those shares presently reserved for issuance upon exercise of options and warrants from time to time, and other than shares that could be issued to certain service providers, employees and consultants and in connection with potential acquisitions of intellectual property and capital raising activities conducted by the Company from time to time. If any plans, understandings, agreements or arrangements are made concerning the issuance of any such shares, holders of then outstanding shares of the Company's Common Stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transactions, the law applicable thereto and the judgment of the Company's Board of Directors regarding the submission thereof to the Company's stockholders.


Board Discretion to Effect Reverse Stock Split

     The Board of Directors may effect only one reverse stock split in connection with this Proposal No. Two. The Board may not effect any reverse stock split. The Board of Directors' decision to effect the reverse split at all will be based primarily on achieving the listing criteria of the American Stock Exchange, but it may also consider other factors, including market conditions, and existing and expected trading prices for the Company's Common Stock based on milestone achievements in the Company's development.


Par Value

     In the event the reverse stock split is effected, the par value of the Company's Common Stock will remain at $.001 per share, the same pre-reverse split as post-reverse split. If the reverse stock split is effected, the total stated capital will be reduced and additional paid-in-capital will be increased in the same amount, as discussed below.


Accounting Matters

     In the event the reverse stock split is effected, it will not affect the total amount of stockholders' equity on the Company's balance sheet. However, because the par value of the Company's Common Stock will remain unchanged on the effective date of the split, the components that make up the Common Stock capital account will change by offsetting amounts. In the event the reverse stock split is effected, depending on the size of the reverse stock split the board of directors decides to implement, the stated capital component will be reduced by an amount between $17,667 (in the event of a ratio of 3:1) and $23,851 (in the event of a ratio of 10:1) from its present amount, and the additional paid-in capital component will be increased by the same amount by which the stated capital is reduced. The per share net income or loss and per share net book value of the Company will be increased because there will be fewer shares of the Company's Common Stock outstanding. Prior periods' per share amounts on future financial statement reports will be restated to reflect the reverse stock split for comparative purposes.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company's board of directors or contemplating a tender offer or other transaction for the combination of the Company with another company, the reverse stock split proposal is not being proposed in response to any effort of which the Company is aware to accumulate shares of the Company's Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company's board of directors and stockholders. The board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of the Company.

No Appraisal Rights

   Under the Delaware General Corporation Law, the Company's stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Fractional Shares

     The Company will not issue fractional shares of stock in connection with any reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a factional share as a consequence of the reverse stock split will be rounded up to the next whole share of our Common Stock. As a result, shareholders will not receive cash for fractional shares.

Miscellaneous

     In the event the reverse stock split is effected, it will result in an increased number of stockholders owning "odd lots" of fewer than 100 shares of Common Stock after the reverse split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in "round lots" of multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the Company's stockholders approve the amendment to the Company's Amended and Restated Certificate of Incorporation effecting the reverse stock split, and if the Company's board of directors believes that effecting a reverse stock split is in the best interests of the Company and its stockholders, the Company's board will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio. The Company will file a certificate of amendment with the Secretary of State of the State of Delaware at such time as the board of directors has determined to be the appropriate split effective time. The board of directors may delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

     In the event the reverse stock split is effected, as soon as practicable after the split effective time, stockholders will be notified that the reverse stock split has been effected. The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares may surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Vote Required to Approve the Amendment to the Amended and Restated Certificate of Incorporation

     Approval of any reverse stock split described herein and as set forth in the amendment to the Company's Amended and Restated Certificate of Incorporation, attached hereto as Exhibit A, requires the affirmative vote of a majority of the aggregate number of shares of Common Stock outstanding. By approving the amendment to the Company's Amended and Restated Certificate of Incorporation effecting the reverse stock split, stockholders will be approving the potential combination of any whole number of issued shares of Common Stock between and including 3 and 10 shares into one share.


     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE

        RATIFICATION OF THE APPOINTMENT OF HOLTZ RUBENSTEIN REMINICK LLP
                 AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC
          ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007


     The Audit Committee has appointed Holtz Rubenstein Reminick LLP as the Company's independent registered public accounting firm for the year ending December 31, 2007. Our Board is submitting this appointment to our stockholders for ratification. Holtz Rubenstein Reminick LLP has served as the Company's independent registered public accounting firm since 2003. It is intended that the persons named in the accompanying proxy will vote for the ratification of Holtz Rubenstein Reminick LLP. Representatives of Holtz Rubenstein Reminick LLP are expected to attend the meeting, to have an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


                  ACCOUNTING FEES AND OTHER ACCOUNTING MATTERS

The following is a summary of the fees billed or expected to be billed to us by Holtz Rubenstein Reminick LLP, the Company's independent auditors, for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:


Fee Category                 Fiscal 2006 Fees          Fiscal 2005 Fees
-------------                ----------------          ----------------
Audit Fees(1)                $       60,000            $       32,000
Audit-Related Fees(2)                51,000                    54,000
Tax Fees(3)                          10,000                     8,000
All Other Fees(4)                        -                         -
                             ----------------          ----------------
Total Fees                   $      121,000            $       94,000


(1) Audit Fees consist of aggregate fees billed or expected to be billed for professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Annual Reports on Form 10-K and review of the interim consolidated financial statements included in Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2006 and December 31, 2005, respectively.

(2) Audit-Related Fees consist of aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." Such services include review of S-1 filings and research into various accounting issues.

(3) Tax Fees consist of aggregate fees billed or expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These fees related to preparation of the Company's federal and state income tax returns and other tax compliance activities.

(4) All Other Fees consist of aggregate fees billed for products and services provided by Holtz Rubenstein Reminick LLP, other than those disclosed above.


The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors and approves in advance any services to be performed by the independent auditors, whether audit-related or not. The Audit Committee reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. All of the fees shown above were pre-approved by the Audit Committee.

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF
                     THE COMPANY VOTE "FOR" THIS PROPOSAL.

                              STOCKHOLDER PROPOSALS

      Any proposal intended to be presented by a stockholder at the 2008 Annual Meeting of Stockholders must be received by the Company at the Company's principal executive offices, 420 Lexington Avenue, Suite 450, New York, New York 10170 no later than the close of business on January 14, 2008 to be considered for inclusion in the Proxy Statement for the 2008 Annual Meeting and by March 31, 2008 in order for the proposal to be considered timely for consideration at next year's Annual Meeting (but not included in the Proxy Statement for such meeting).

                                 ANNUAL REPORTS

      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the "2006 Annual Report") containing consolidated financial statements reflecting the financial position of the Company as of December 31, 2006 and 2005, and the results of operations and statements of cash flows for each of the three years in the period ended December 31, 2006, has been mailed with this proxy material to all stockholders. The 2006 Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

          DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

      The Company delivers its proxy materials and annual reports to each stockholder of record. If any stockholders sharing an address wish to receive only one copy of each such document, they should send a letter with this request to the Company's principal executive offices, c/o Corporate Secretary, 420 Lexington Avenue, Suite 450, New York, New York 10170.

                                 OTHER BUSINESS

      The Annual Meeting of Stockholders is called for the purposes set forth in the Notice. The Board does not know of any matter for action by stockholders at such meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known at the date of printing hereof which may properly come before the meeting. It is the intention of the person named in the proxy to vote in accordance with their judgment on any such matter.

      You are cordially invited to attend the Annual Meeting in person. Your participation in and discussion of the Company's affairs will be welcome.

                                         By Order of the Board of Directors

                                         --------------------------------
                                         Catherine M. Vaczy, Secretary

                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  NEOSTEM, INC.

      Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on August 29, 2006.

     2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

 Article FOURTH is hereby amended by adding a Section E which reads as follows:

      "1. Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each three to ten shares of issued Common Stock immediately prior to the Effective Time is reclassified into one share of Common Stock, the exact ratio within the three-to-ten range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

      2. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock)."

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Chief Executive Officer this [     ] day of
[   ], [   ].


                                         NEOSTEM, INC.

                                         By:
                                            ------------------------------------

                                         Name:
                                              ----------------------------------

                                         Title:
                                               ---------------------------------

                                  NEOSTEM, INC.

                     PROXY CARD FOR HOLDERS OF COMMON STOCK

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 14, 2007

      The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Annual Meeting of Stockholders to be held on June 14, 2007 and at any adjournments or postponements thereof (the "Meeting"), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned.

      This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR the Board's nominees for director named herein, adoption of an amendment to the Company's Amended and Restated Certificate of Incorporation effecting a reverse stock split of the Company's Common Stock at the discretion of the Board of Directors at a ratio within the range of three-for-one shares to ten-for-one shares, and ratification of the appointment of the Company's independent registered public accounting firm to audit the Company's financial statements for the 2007 fiscal year.

                  PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE.

           (CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                           "FOR" PROPOSALS 1, 2 AND 3

                                     Withold authority for
                                         all nominees
                      For all       *(except as marked to
                      nominees       the contrary below)         Nominees:
                   --------------  ------------------------
1.  Election of 5                                            Robin L. Smith
    Directors.                                               Mark Weinreb
                   --------------  ------------------------  Joseph D. Zuckerman
                                                             Richard Berman
                                                             Steven S. Myers



* To withhold authority for any individual nominees, print nominee's name on the line below.



--------------------------------------------------------------------------------

                                            FOR         AGAINST       ABSTAIN
-------------------------------------- ------------- ------------- -------------

2.    Approval of the amendment to
      the Company's Amended and
      Restated Certificate of
      Incorporation, effecting a
      reverse stock split of the
      Company's Common Stock at
      the discretion of the Board
      of Directors at a ratio
      within the range of
      three-for-one to
      ten-for-one shares.



-------------------------------------- ------------- ------------- -------------

3.    Ratification of Holtz Rubenstein
      Reminick LLP to audit the
      Company's financial statements
      for the fiscal year ending 2007

-------------------------------------- ------------- ------------- -------------


In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

         UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR THE BOARD'S NOMINEES FOR DIRECTOR NAMED HEREIN, ADOPTION OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION EFFECTING A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK AT THE DISCRETION OF THE BOARD OF DIRECTORS AT A RATIO WITHIN THE RANGE OF THREE-FOR-ONE SHARES TO TEN-FOR-ONE SHARES, AND THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY'S FINANCIAL STATEMENTS FOR THE 2007 FISCAL YEAR.

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend.

Signed:
       --------------------------

Signed:                               Dated:              , 2007
       --------------------------           --------------

NOTE: Please sign exactly as your name appears hereon. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.


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